Exhibit 3.1

VERASTEM, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF THE

SERIES B CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

VERASTEM, INC., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”) does hereby certify that, in accordance with Section 151 of the DGCL, the following resolution was duly adopted by the board of directors of the Corporation (the “Board of Directors”) on January 24, 2023:

WHEREAS, the Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) provides for the authority to issue 5,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), of which 1,000,000 shares have been previously designated, issuable from time to time in one or more series; and

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preference of any wholly unissued series of Preferred Stock and the number of shares constituting any series and the designation thereof, or any of them.

RESOLVED, pursuant to the authority expressly set forth in the Certificate of Incorporation, the issuance of a series of Preferred Stock designated as the Series B Convertible Preferred Stock, par value $0.0001 per share, of the Corporation is hereby authorized and the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Restated Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series) are hereby fixed, and the Certificate of Designation of Preferences, Rights and Limitations of the Series B Convertible Preferred Stock (this “Certificate of Designation”) is hereby approved as follows:

1.           Designation, Amount and Par Value.

(a)           The designation of such series of the Preferred Stock shall be the Series B Convertible Preferred Stock, with par value of $0.0001 (the “Series B Preferred Stock”). The maximum number of shares of Series B Preferred Stock shall be 2,144,160 shares (which shall not be subject to increase except pursuant to an amendment to this Certificate of Designation) and shall be designated from the 5,000,000 shares of Preferred Stock authorized to be issued under the Certificate of Incorporation. The Series B Preferred shall be issued in book-entry form, or if requested by any holder, such holder’s shares may be issued in certificated form. To the extent that any shares of Series B Preferred Stock are issued in book-entry form, references herein to “certificates” shall refer to the book-entry notation relating to such shares.

(b)           The Corporation shall register, or cause its dedicated transfer agent (the “Transfer Agent”) to register, shares of the Series B Preferred Stock upon records to be maintained by the Corporation or its Transfer Agent for that purpose (the “Series B Preferred Stock Register”), in the name of the holders thereof from time to time. The Corporation may deem and treat the registered holder of shares of Series B Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Corporation shall register, or cause its Transfer Agent to register, the transfer of any shares of Series B Preferred Stock in the Series B Preferred Stock Register, upon surrender of the certificates evidencing such shares to be transferred, duly endorsed by the holder thereof, to the Corporation at its address specified herein. Upon any such registration or transfer, a new certificate evidencing the shares of Series B Preferred Stock so transferred shall be issued to the transferee (if requested) and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring holder, in each case, within three business days. The provisions of this Certificate of Designation are intended to be for the benefit of all holders from time to time and shall be enforceable by any such holder.

2.           Dividends. Whenever the Board of Directors declares a dividend on the common stock of the Corporation, par value $0.0001 per share (the “Common Stock”), each holder of record of a share of Series B Preferred Stock, or any fraction of a share of Series B Preferred Stock, on the date set by the Board of Directors to determine the owners of the Common Stock of record entitled to receive such dividend (the “Record Date”) shall be entitled to receive out of any assets at the time legally available therefore, an amount equal to such dividend declared on one share of Common Stock multiplied by the number of shares of Common Stock into which such share, or such fraction of a share, of Series B Preferred Stock could be converted on the Record Date.

3.           Voting Rights. So long as any shares of the Series B Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of majority of the shares of the Series B Preferred Stock then-outstanding, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series B Preferred Stock vote separately as a class:

(a)           amend, alter, modify or repeal (whether by merger, consolidation or otherwise) this Certificate of Designation, the Certificate of Incorporation or the bylaws in any manner that adversely affects the rights, preferences, privileges or the restrictions provided for the benefit of, the Series B Preferred Stock;

(b)           issue further shares of Series B Preferred Stock or increase or decrease (other than by conversion) the number of authorized shares of Series B Preferred Stock;

(c)           authorize or issue any Senior Stock; or

(d)           enter into any agreement to do any of the foregoing that is not expressly made conditional on obtaining the affirmative vote or written consent of the majority of then-outstanding Series B Preferred Stock.

4.           Rank; Liquidation Preference.

(a)           The Series B Preferred Stock shall rank (i) senior to the Common Stock; (ii) senior to all other classes and series of equity securities of the Corporation that by their terms do not rank senior to the Series B Preferred Stock (“Junior Stock”); (iii) senior to all shares of the Corporation’s Series A Convertible Preferred Stock; (iv) on parity with any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series B Preferred Stock (the “Parity Stock”); (v) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to any Series B Preferred Stock (“Senior Stock”); and (vi) junior to all of the Corporation’s existing and future debt obligations, including convertible or exchangeable debt securities, in each case, as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily and as to the right to receive dividends.

(b)           In the event of the liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the prior and superior rights of any Senior Stock, each holder of shares of Series B Preferred Stock is entitled to receive, in preference to any distributions of any of the assets or surplus funds of the Corporation to the holders of the Common Stock and any of our securities that are Junior Stock and pari passu with any distribution to the holders of any Parity Stock, an amount equal to $1.00 per share of Series B Preferred Stock, plus an additional amount equal to any dividends declared but unpaid on such shares, before any payments shall be made or any assets distributed to holders of the Common Stock or any of our securities that Junior Stock. If, upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be insufficient to pay the holders of shares of the Series B Preferred Stock the amount required under the preceding sentence, then all remaining assets of the Corporation shall be distributed ratably to holders of the shares of the Series B Preferred Stock and any Parity Stock. After such preferential payment, each holder of shares of Series B Preferred Stock shall be entitled to participate pari passu with the holders of the Common Stock (on an as-converted basis, without regard to the limitations set forth in Section 7) and any Parity Stock, in the remaining distribution of the net assets of the Corporation available for distribution.

(c)           Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than forty-five (45) days prior to the payment date stated therein, to the holders of record of the Series B Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation.

5.           Conversion.

(a)           Right to Convert. At any time on or after the issuance date of the Series B Preferred Stock (the “Issuance Date”), and subject to the Corporation having a sufficient number of shares of Common Stock authorized for issuance, the holder of any such shares of Series B Preferred Stock may, at such holder’s option, subject to the limitations set forth in this Section and Section 7, elect to convert (a “Voluntary Conversion”) all or any portion of such holder’s shares of Series B Preferred Stock into a number of fully paid and nonassessable shares of Common Stock at a conversion rate of 42.3657 shares of Common Stock (the “Conversion Shares”) for each whole share of Series B Preferred Stock, equivalent to a conversion price of approximately $0.5901 per share (subject to adjustments set forth in Section 5(c), the “Conversion Rate”). The Corporation shall keep written records of the conversion of the shares of Series B Preferred Stock converted by each holder. A holder shall be required to deliver the original certificates (if any) representing the shares of Series B Preferred Stock upon any conversion of the Series B Preferred Stock as provided in Section 5(b).

(b)           Mechanics of Voluntary Conversion. The Voluntary Conversion of Series B Preferred Stock shall be conducted in the following manner:

(i)           Holder’s Delivery Requirements. To convert Series B Preferred Stock into shares of Common Stock on any date (a “Voluntary Conversion Date”), the holder thereof shall (A) transmit by electronic mail, facsimile, or otherwise deliver, for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit A (the “Conversion Notice”) to the Corporation, and (B) with respect to the conversion of shares of Series B Preferred Stock held by any holder, such holder shall surrender to a common carrier for delivery to the Corporation as soon as practicable following such Voluntary Conversion Date, but in no event later than five (5) business days after such date, the original certificates representing the shares of Series B Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction).

(ii)           Company’s Response. Upon receipt by the Corporation of a copy of a Conversion Notice, the Corporation shall immediately send, via electronic mail or facsimile, a confirmation of receipt of such Conversion Notice to such holder and the Corporation or its Transfer Agent, as applicable, shall, within two (2) business days following the date of receipt by the Corporation of the certificate representing the shares of Series B Preferred Stock being converted (or such shorter period of time as represents the then-current settlement period for trades of securities on Nasdaq) (the “Share Delivery Date”), (x) issue and deliver to the holder the number of shares of Common Stock to which the holder shall be entitled, and (y) if the certificate so surrendered represents more shares of Series B Preferred Stock than those being converted, issue and deliver to the holder a new certificate for such number of shares of Series B Preferred Stock represented by the surrendered certificate which were not converted. Provided the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, the Conversion Notice may specify, at the Holder’s election, whether the applicable shares of Common Stock to which the holder shall be entitled shall be credited to the account of the Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission system (a “DWAC Delivery”).

(iii)           Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series B Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Voluntary Conversion Date.

(iv)          Buy-In on Failure to Timely Deliver Certificates. If the Corporation fails to deliver to a Holder the applicable certificate or certificates or to effect a DWAC Delivery, as applicable, by the Share Delivery Date pursuant to Section 5(b) (other than a failure caused by incorrect or incomplete information provided by Holder to the Corporation), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount by which (x) such Holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series B Preferred Stock equal to the number of shares of Series B Preferred Stock submitted for conversion or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 5(b). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series B Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice, within three (3) business days after the occurrence of a Buy-In, indicating the amounts payable to such Holder in respect of such Buy-In together with applicable confirmations and other evidence reasonably requested by the Corporation. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series B Preferred Stock as required pursuant to the terms hereof or the cash settlement remedy set forth in Section 5(b); provided, however, that the Holder shall not be entitled to both (i) require the reissuance of the shares of Series B Preferred Stock submitted for conversion for which such conversion was not timely honored and (ii) receive the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 5(b).

(c)           Adjustments of Conversion Rate.

(i)           Adjustments for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the Conversion Rate shall be proportionately increased. If the Corporation shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the Conversion Rate shall be proportionately decreased. Any adjustments under this Section 5(c)(i) shall be effective at the close of business on the date the stock split or combination occurs.

(ii)           Adjustments for Certain Dividends and Distributions. If the Corporation shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Conversion Rate shall be increased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying, as applicable, the Conversion Rate then in effect by a fraction:

(1)           the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately after such issuance on the close of business on such record date; and

(2)           the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance on the close of business on such record date.

(iii)           Adjustment for Other Dividends and Distributions. If the Corporation shall, at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Rate shall be made and provision shall be made (by adjustments of the Conversion Rate or otherwise) so that the holders of Series B Preferred Stock shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Corporation which they would have received had their Series B Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the date of conversion, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 5(c)(iii) with respect to the rights of the holders of the Series B Preferred Stock.

(iv)            Fundamental Transaction. If (A) the Corporation effects any merger or consolidation of the Corporation with or into another entity or any stock sale to, or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, share exchange or scheme of arrangement) with or into another entity (other than such a transaction in which the Corporation is the surviving or continuing entity and its Common Stock is not exchanged for or converted into other securities, cash or property), (B) the Corporation effects any sale, lease, transfer or exclusive license of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Corporation or another entity) is completed pursuant to which more than 50% of the Common Stock not held by the Corporation or such entity is exchanged for or converted into other securities, cash or property, or (D) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant (other than as a result of a dividend, subdivision or combination covered by Section 5(c) above) to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Series B Preferred Stock the Holders shall have the right to receive, in lieu of the right to receive Conversion Shares, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such subsequent conversion, the determination of the Conversion Rate shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall adjust the Conversion Rate in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series B Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new certificate of designations with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement to which the Corporation is a party and pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 5(c)(iv) and insuring that this Series B Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. The Corporation shall cause to be delivered to each Holder, at its last address as it shall appear upon the stock books of the Corporation, written notice of any Fundamental Transaction at least 15 calendar days prior to the date on which such Fundamental Transaction is expected to become effective or close.

(v)           Record Date. In case the Corporation shall take record of the holders of its Common Stock or any other Preferred Stock for the purpose of entitling them to subscribe for or purchase Common Stock or securities convertible into Common Stock, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

(d)           No Impairment. The Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment. In the event a holder shall elect to convert any shares of Series B Preferred Stock as provided herein, the Corporation cannot refuse conversion based on any claim that such holder or any person associated or affiliated with such holder has been engaged in any violation of law, unless an injunction from a court, on notice, restraining and/or adjoining conversion of all or of such shares of Series B Preferred Stock shall have been issued.

(e)           Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Rate or number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series B Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request of the holder of such affected Series B Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Rate in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series B Preferred Stock. Notwithstanding the foregoing, the Corporation shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.

(f)           Issue Taxes. The Corporation shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series B Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(g)           Notices. All notices and other communications hereunder shall be made in accordance with Section 17 hereof. Notwithstanding the forgoing, and anything herein to the contrary, the Corporation will give written notice to each holder of Series B Preferred Stock at least 15 days prior to the date on which the Corporation closes its books or takes a record (x) with respect to any dividend or distribution upon the Common Stock, (y) with respect to any pro rata subscription offer to holders of Common Stock or (z) for determining rights to vote with respect to any Fundamental Transaction, dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public. The Corporation will also give written notice to each holder of Series B Preferred Stock at least 15 days prior to the date on which any Fundamental Transaction, dissolution, liquidation or winding-up will take place and in no event shall such notice be provided to such holder prior to such information being made known to the public.

(h)           Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation, at its option, shall (A) pay cash equal to the product of such fraction multiplied by the average of the closing bid prices of the Common Stock for the five (5) consecutive trading immediately preceding the Voluntary Conversion Date, or (B) issue one whole share of Common Stock to the holder.

(i)            Reservation of Common Stock. Following the earliest date after the date on which the Series B Preferred Stock is first issued on which the Corporation receives stockholder approval to increase the authorized Common Stock available for issuance (including by way of a reverse split of the Common Stock without a proportionate decrease in the number of shares of Common Stock authorized for issuance) (the “Approval Date”), the Corporation shall, so long as any shares of Series B Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series B Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series B Preferred Stock then outstanding (without giving effect to the limitations set forth in Section 7).

(j)            Retirement of Series B Preferred Stock. Conversion of Series B Preferred Stock shall be deemed to have been effected on the applicable Voluntary Conversion Date. The Corporation shall keep written records of the conversion of the shares of Series B Preferred Stock converted by each holder. A holder shall be required to deliver the original certificates representing the shares of Series B Preferred Stock upon any conversion of the Series B Preferred Stock represented by such certificates.

(k)           Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of Series B Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Corporation shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

6.           No Preemptive or Redemption Rights. No holder of the Series B Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

7.           Beneficial Ownership Conversion Restriction.

(a)            Notwithstanding anything to the contrary set forth in Section 5, at no time may a holder of shares of Series B Preferred Stock convert shares of the Series B Preferred Stock if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock beneficially owned by such holder immediately prior to such conversion, the number of shares of Common Stock which would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) more than 9.99% of all of the Common Stock outstanding at such time, or such other percentage of beneficial ownership as may be established from time to time by an individual holder, with any increase in such beneficial ownership limitation to be effective only after providing 61 days’ prior written notice to the Corporation, with any decrease to be effective as of a date specified by the holder, and such beneficial ownership cap not to exceed 19.99%, to the extent required by Nasdaq Marketplace Rule 5635.

(b)            In the event that any holder elects to convert shares of Series B Preferred Stock into Conversion Shares pursuant to Section 5, the number of shares of Common Stock into which the shares of Series B Preferred Stock can then be converted upon such exercise pursuant to this Certificate of Designation shall not exceed the maximum number of unissued and otherwise unreserved shares of Common Stock which the Corporation may issue under the Certificate of Incorporation.

8.           Inability to Fully Convert.

(a)           Holder’s Option if Company Cannot Fully Convert. If, upon the Corporation’s receipt of a Conversion Notice, the Corporation cannot issue shares of Common Stock for any reason, including, without limitation, because the Corporation (x) does not have a sufficient number of shares of Common Stock authorized and available, or (y) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Corporation or its securities, from issuing all of the Common Stock which is to be issued to a holder of Series B Preferred Stock pursuant to a Conversion Notice, then the Corporation shall issue as many shares of Common Stock as it is able to issue in accordance with such holder’s Conversion Notice and with respect to the unconverted Series B Preferred Stock (the “Unconverted Preferred Stock”) the holder, solely at such holder’s option, can elect, at any time after receipt of notice from the Corporation that there is Unconverted Preferred Stock, to either: (i) void the holder’s Conversion Notice as to the number of shares of Common Stock the Corporation is unable to issue and retain or have returned, as the case may be, the certificates for the shares of the Unconverted Preferred Stock, or (ii) commencing after the earlier of 180 days from the original issue date of the Series B Preferred Stock or one day after the Approval Date, have the Corporation pay to the holder the as-converted value of the Unconverted Preferred Stock based on the volume-weighted-average price of the Common Stock (as reported by Bloomberg) on the date on which the Conversion Notice was delivered to the Corporation, whereupon such shares of Series B Preferred Stock shall be cancelled.

In the event a Holder shall elect to convert any shares of Series B Preferred Stock as provided herein, the Corporation cannot refuse conversion based on any claim that such Holder or any person associated or affiliated with such Holder has been engaged in any violation of law, violation of an agreement to which such Holder is a party or for any reason whatsoever, unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or any of such shares of Series B Preferred Stock shall have issued.

(b)           Mechanics of Fulfilling; Holder’s Election. The Corporation shall immediately send by electronic mail, facsimile, or otherwise deliver to a holder of Series B Preferred Stock, upon receipt of a Conversion Notice by electronic mail, facsimile, or other delivery permitted hereunder from such holder which cannot be fully satisfied as described in Section 8(a), a notice of the Corporation’s inability to fully satisfy such holder’s Conversion Notice (the “Inability to Fully Convert Notice”). Such Inability to Fully Convert Notice shall indicate (i) the reason why the Corporation is unable to fully satisfy such holder’s Conversion Notice and (ii) the number of shares of Series B Preferred Stock which cannot be converted.

9.           Maturity. The Series B Preferred Stock has no stated maturity. Shares of Series B Preferred Stock will remain outstanding indefinitely until redeemed, repurchased or converted in accordance with the terms of this Certificate of Designation.

10.         Lost or Stolen Certificates. To the extent any Series B Preferred Stock is issued in certificated form, upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificates representing the shares of Series B Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Corporation and, in the case of mutilation, upon surrender and cancellation of certificate(s) representing the shares of Series B Preferred Stock, the Corporation shall execute and deliver new certificate(s) of like tenor and date.

11.         Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation. Amounts set forth or provided for herein with respect to conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series B Preferred Stock and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series B Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

12.         Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein.

13.         Waiver. Any waiver by the Corporation or a holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other holder. Any waiver by the Corporation or a holder must be in writing. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holder of Series B Preferred Stock granted hereunder may be waived as to all shares of Series B Preferred Stock (and the holder thereof) upon the written consent of the holder of not less than a majority of the shares of Series B Preferred Stock then outstanding, unless a higher percentage is required by the DGCL, in which case the written consent of the holders of not less than such higher percentage shall be required.

14.         Notices. Any and all notices or other communications or deliveries to be provided by the holders hereunder including, without limitation, any Conversion Notice, shall be in writing and delivered personally, via email, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 117 Kendrick Street, Suite 500, Needham, MA, email dcalkins@verastem.com, or such other , e-mail address, facsimile number or address as the Corporation may specify for such purposes by notice to the holders delivered in accordance with this Section 14. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by email at the email address of such holder appearing on the books of the Corporation, or if no such email address appears on the books of the Corporation, at the principal place of business of such holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section 14 prior to 5:30 p m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section 14 between 5:30 p.m. and 11:59 p m. (New York City time) on any date, (iii) the second business day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

15.         Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

16.         Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a business day, such payment shall be made on the next succeeding business day.

17.         Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

18.         Status of Converted Series B Preferred Stock. If any shares of Series B Preferred Stock shall be converted or reacquired by the Corporation, such shares shall, without need for any action by the Board of Directors or otherwise, resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series B Preferred Stock.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Certificate of Designation is executed by the Corporation on this 24th day of January, 2023.

VERASTEM, INC.

By:	/s/ Brian Stuglik

Name: Brian Stuglik
Title: Chief Executive Officer

[Signature Page to Certificate of Designation of Series B Preferred Stock]

EXHIBIT A

VERASTEM, INC. CONVERSION NOTICE

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned holder (“Holder”) hereby irrevocably elects to convert the number of shares of Series B Convertible Preferred Stock indicated below, [represented by stock certificate No(s).][represented in book-entry form] (the “Series B Preferred Stock”), into shares of common stock, par value $0.001 per share (the “Common Stock”), of Verastem, Inc. (the “Corporation”), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (the “Certificate of Designation”) filed by the Corporation with the Secretary of State of the State of Delaware on January 24, 2023.

As of the date hereof, the number of shares of Common Stock beneficially owned by the undersigned Holder (together with such Holder’s affiliates, and any other person whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the applicable regulations of the Commission, including any “group” of which the Holder is a member (the foregoing, the “Attribution Parties”)), including the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock subject to this Notice of Conversion, but excluding the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series B Preferred Stock beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to a limitation on conversion or exercise similar to the limitation contained in Section 7(a) of the Certificate of Designation, is [●]. For purposes hereof, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Securities and Exchange Commission (the “Commission”). In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission.

Conversion calculations:

Date to Effect Conversion:

Number of Shares of Series B Preferred Stock Owned Prior to Conversion:

Number of Shares of Series B Preferred Stock to be Converted:

Number of Shares of Common Stock to be Issued:

Address for Delivery of Physical Certificates:

or

for DWAC Delivery:

DWAC	Instructions:

Broker no:

Account no:

[HOLDER]

By:

Name:

Title:

Date:

[HOLDER]

By:

Name:
Title:
Date: